Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-220571

October 18, 2017

Sea Limited

Sea Limited, or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest in the securities being offered, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it, by contacting Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 1-866-471-2526, or by e-mail at prospectus-ny@gs.com; Morgan Stanley & Co. International plc, 180 Varick Street, 2nd Floor, New York, NY, 10014, Attn: Prospectus Department, by telephone at 1-866-718-1649, or by e-mail at prospectus@morganstanley.com; or Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, by telephone at 1-800-221-1037, or by e-mail at newyork.prospectus@credit-suisse.com. You may also access the Company’s most recent prospectus, which is included in Amendment No. 3 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on October 18, 2017, or Amendment No. 3, by visiting EDGAR on the SEC website at: http://www.sec.gov/Archives/edgar/data/1703399/000119312517312363/d363501df1a.htm

The following information supplements and updates the information contained in the Company’s preliminary prospectus dated October 6, 2017. All references to page numbers are to page numbers in Amendment No. 3.

Risk Factors

The following paragraph has been added after the second paragraph on page 41:

In recent days, there have been media reports that a local attorney in Taiwan has filed a complaint with the Taipei District Prosecutors’ Office alleging certain violations by us of Taiwan laws governing PRC investments in Taiwan. In response to media inquiries relating to such allegations, certain officers of the Investment Commission of Taiwan stated or were reported to state that they will further look into the facts of the ownership structure of our Taiwan operations, have requested information from other local government agencies and are in the process of issuing written requests for information from us. We believe that such allegations are without merit and believe that our shareholding structure, including our VIE arrangement and related contracts, comply with Taiwan law, as advised by our legal counsel, LCS & Partners. We have been cooperative and transparent with the local government authorities, and will continue to do so if any government authority contacts us regarding the allegations. We cannot predict the outcome of these inquiries, nor can we predict whether additional allegations or actions will be made or taken by any government authority or by any other persons, including our competitors to interfere with our business or this offering.

Management

The following row has been added to the end of the table on page 194:

Directors and Executive Officers	Age	Position/Title
Alan Hellawell	49	Group Chief Strategy Officer

The following paragraph has been added after the third full paragraph on page 196:

Alan Hellawell has served as our group chief strategy officer since October 2017. Before joining our company, Alan worked at Deutsche Bank as managing director from March 2007 to September 2017, where he most recently led the investment bank’s Asia technology media and telecommunications research group. Prior to working at Deutsche Bank, Alan was a managing director and co-head of research at Lehman Brothers from February 2002 to March 2007. Before joining Lehman Brothers, Alan worked on optical networking at Zaffire Communications and Lucent Technologies, and business development at Netscape Communications. Alan holds an M.B.A. and a Master’s degree in East Asian Studies from Stanford University and a B.A. degree in History and East Asian Studies from Princeton University.

The following row has been added to the table on page 205 above the row entitled “All directors and executive officers as a group”:

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Beneficially Owned After This Offering			Percentage of Total Voting Power held After This Offering†††
	Number	%†	Class A Ordinary Shares	Class B Ordinary Shares	Percentage of Total Class A and Class B Ordinary Shares††
Alan Hellawell	—	—	—	—	—	—

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